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                                                                    EXHIBIT 12.2

                           TELE-COMMUNICATIONS, INC.
                         AND CONSOLIDATED SUBSIDIARIES
               CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                    (AMOUNTS IN MILLIONS, EXCEPT FOR RATIOS)
                                  (UNAUDITED)

                                                                                                             SIX MONTHS
                                                                  YEAR ENDED DECEMBER 31,                  ENDED JUNE 30,
                                                      ------------------------------------------------    -----------------
                                                       1994     1993(a)    1992(a)     1991      1990      1995     1994(a)
                                                      ------    -------    -------    ------    ------    ------    -------
Earnings (losses) from continuing operations before
  income taxes.....................................   $  166       161         45       (108)     (308)      (34)       90
Add:
Interest on debt...................................      804       738        815        928       990       499       367
Interest portion of rentals........................       27        23         22         23        23        20        12
Amortization of debt expense.......................       13        12          9          6         6         7         5
Distributions from and (earnings) losses of less
  than 50%-owned affiliates with debt not
  guaranteed by TCI................................      (11)       26        (10 )      (27)       34        85       (11 )
Minority interests in earnings (losses) of
  consolidated subsidiaries, including preferred
  stock dividend requirement of consolidated
  subsidiaries.....................................        0        13        277         24       (63)      (19)        4
Elimination of preferred stock dividend requirement
  of consolidated subsidiaries to 50%-owned
  affiliates.......................................       --        --       (250 )      (42)      (36)       --        --
Preferred stock dividend requirement of 50%-owned
  affiliates, other than amounts to TCI............       --        --        175         23        15        --        --
                                                      ------    -------    -------    ------    ------    ------    -------
Earnings available for fixed charges...............   $  999       973      1,083        827       661       397       467
                                                      ======    =======    =======    ======    ======    ======    =======
Fixed charges:
Interest on debt:
TCI and consolidated subsidiaries..................   $  785       731        718        826       868       483       363
Elimination of interest of consolidated
  subsidiaries to 50%-owned affiliates.............       --        --        (36 )      (47)      (51)       --        --
TCI's proportionate share of interest of 50%-owned
  affiliates.......................................       19         7        133        149       173        16         4
                                                      ------    -------    -------    ------    ------    ------    -------
                                                         804       738        815        928       990       499       367
Interest portion of rentals........................       27        23         22         23        23        20        12
Amortization of debt expense.......................       13        12          9          6         6         7         5
Preferred stock dividend requirements of
  consolidated subsidiaries........................       20        14        281         61        56        33         7
Elimination of preferred stock dividend requirement
  of consolidated subsidiaries to 50%-owned
  affiliates.......................................       --        --       (250 )      (42)      (36)       --        --
Preferred stock dividend requirement of 50%-owned
  affiliates, other than amounts to TCI............       --        --        175         23        15        --        --
Capitalized interest...............................       16         9          6          5         6         5         6
                                                      ------    -------    -------    ------    ------    ------    -------
Total fixed charges................................   $  880       796      1,058      1,004     1,060       564       397
                                                      ======    =======    =======    ======    ======    ======    =======
Ratio of earnings to fixed charges.................     1.14      1.22       1.02         --        --                1.18
Deficiency.........................................   $   --        --         --       (177)     (399)     (167)       --

---------------

(a) Preferred stock dividend requirements have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements. The effective income tax rate utilized for purposes of increasing preferred stock dividend requirements in 1993 has been adjusted to exclude the effect of the federal income tax rate change in the third quarter of 1993.

                                                                     (continued)

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                           TELE-COMMUNICATIONS, INC.
                         AND CONSOLIDATED SUBSIDIARIES
               CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                    (AMOUNTS IN MILLIONS, EXCEPT FOR RATIOS)
                                  (UNAUDITED)

Fixed Charges related to interest on debt of less than 50%-owned affiliates guaranteed by TCI:

            Year ended December 31,
                   1990.................................................     710
                   1991.................................................     506
                   1992.................................................   2,517
                   1993.................................................  13,833
                   1994.................................................  13,092
            Three Months Ended March 31,
                   1994.................................................   3,458
                   1995.................................................   3,989
            Six Months ended June 30,
                   1994.................................................   5,927
                   1995.................................................   7,979

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